Exhibit 99.1

IMPLANT SCIENCES REPORTS FIRST QUARTER FISCAL 2013

FINANCIAL RESULTS

Company to Host Earnings Call on Thursday, November 15th at 4:15 PM EST

Wilmington, MA… November 14, 2012…Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for the homeland security market and related industries, today announced financial results for the fiscal quarter ended September 30, 2012.

Revenues for the first quarter ended September 30, 2012, increased 37%, to $1.4 million, from $1.0 million for the comparable prior year period.  Our net loss for the quarter ended September 30, 2012 was $12.7 million as compared with a net loss of $3.0 million for the comparable prior year period, an increase of $9.7 million.  The increase in the net loss is primarily due to $9.3 million of stock-based compensation recorded on the September 2012 officer and director option grants, increased operating expenses and increased interest expense.

Glenn D. Bolduc, President and CEO of Implant Sciences, commented, “During our recently concluded first quarter, Implant Sciences achieved a number of important strategic goals that we believe position the Company for long term growth, and we remain excited about our future prospects.  We have taken important steps to broaden the markets we serve, increase our revenue opportunities, and improve our financial stability. These include the following recent developments:

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Our QS-B220 Benchtop Explosives and Narcotics Trace Detector continued to progress through final independent validation testing with the Transportation Security Laboratory (“TSL”) to qualify for  placement on the Transportation Security Administration (“TSA”) Air Cargo Screening Technology List.

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Continued to increase our geographic distribution with sales to Europe, Africa, Asia and the Middle East. Increased diversification of markets served in the recently ended quarter to include; banks, hotels, bomb squads, airports, sporting venues and the petroleum industry.

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Extended the maturity of our credit agreements with DMRJ Group LLC through March 31, 2013 and negotiated the conversion of $12 million of the line of credit to a convertible term note.

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Enhanced our technology team with the addition of Dr. Hacene Boudries and our sales team with the recruitment of two industry experienced sales managers; Nav Mosey, most recently Sales Manager for Rapiscan Systems and Jimmy Mo, former Director, Asia Pacific Sales and Marketing for GE Ion Track.  Dr. Boudries was most recently with Morpho Detection Inc. where he was Director, Research & Technology, Chemical/Biological Detection & Chemical Sensing at Morpho Detection's Advanced Technology Programs. Previously, Dr. Boudries was Research and Development Manager in charge of Chemical/Biological Detection at General Electric Security.

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Achieved all of the technical requirements of our contract with the India Ministry of Defence and expect to complete the required modifications to our standard computer-based training in the near term.

Mr. Bolduc concluded, “We continue to expand our distribution network, under the leadership of Darryl Jones, which we believe will provide a solid foundation from which to build upon as we work to grow market share and revenues.  We have much work ahead of ourselves, but remain excited about our future prospects.”

Details for the quarter ended September 30, 2012 follow below.

Quarter Ended September 30, 2012 vs. September 30, 2011

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Revenues for the quarter ended September 30, 2012 were $1,415,000 as compared with $1,036,000 for the comparable prior year period, an increase of $379,000, or 36.6%.  The increase in revenue is primarily due to a 36% increase in the number of QS-H150 handheld units sold during the three months ended September 30, 2012 and sales of our QS-B220 benchtop units, which we began shipping commercially in the third quarter of fiscal 2012, partially offset by a 9% decrease in average unit sell prices on sales our QS-H150 handheld units.

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Gross loss for the quarter ended September 30, 2012 was ($39,000) or (2.8%) of revenues as compared with gross margin of $399,000 or 38.5% of revenues for the comparable prior year period, resulting primarily from increased manufacturing overhead spending due to stock-based compensation recorded on the September 2012 officer and director option grants, increased manufacturing personnel costs and by the 9% decrease in the average unit sell prices on sales of our QS-H150 handheld units.

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Research and development expense for the quarter ended September 30, 2012 was $1,337,000 as compared with $819,000 for the comparable prior year period, an increase of $518,000 or 63.2%, due primarily to stock-based compensation recorded on the September 2012 officer and director option grants, increased payroll and related fringe benefit costs, partially offset by decreased contracted engineering.

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Selling, general and administrative expenses for the quarter ended September 30, 2012 were $10,131,000 as compared with $1,813,000 for the comparable prior year period, an increase of $8,318,000, or 458.8%, due primarily to stock-based compensation recorded on the September 2012 officer and director option grants, increased legal fees, increased payroll, related fringe benefits costs and travel expense resulting from the addition of sales personnel, partially offset by lower consulting fees due to the issuance of our common stock to certain consultants in the comparable prior year period.

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For the quarter ended September 30, 2012, other expense, net was $1,241,000 as compared with other expense, net of $839,000, for the comparable prior year period, an increase of $402,000, due primarily to a $401,000 increase in interest expense on higher borrowings under our credit facility with DMRJ.

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Our net loss for the quarter ended September 30, 2012 was $12,748,000 as compared with a net loss of $3,072,000 for the comparable prior year period, an increase of $9,676,000, or 315.0%.  The increase in the net loss is primarily due to stock-based compensation recorded on the September 2012 officer and director option grants, increased operating expenses and increased interest expense.

Additional information on the financial condition and results of operations can be found in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the Securities and Exchange Commission.

Company Conference Call

Management will host a webcast and conference call on Thursday, November 15, 2012 at 4:15 PM Eastern time to review the Company’s first quarter ended September 30, 2012 financial results and operations.  Following the Company’s prepared remarks there will be a Q&A session.  The call can be accessed by interested parties by dialing: 866-831-6243 within the U.S. or 617-213-8855 outside the U.S. and entering passcode 37799295.  Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.  A replay of the conference call will be available two hours after the call for one month by dialing: 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering passcode 64693774.  The conference call will also be available live over the Internet at the investor relations section of Implant Sciences’ website at www.implantsciences.com.  A replay of the webcast will be available for one month after the call.

About Implant Sciences

Implant Sciences develops, manufactures, and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosives and narcotics trace detection systems, which ship to a growing number of locations domestically and internationally.  Implant Sciences’ QS-H150 handheld explosives trace detector has received Qualified Anti-Terrorism Technology Designation and the Company’s QS-B220 benchtop explosives and narcotics detector has received a Development Testing and Evaluation (DT&E) Designation by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group, by March 31, 2013; if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern; our explosives detection products and technologies (including any new products we may develop) may not be accepted by the TSA or by other U.S. government and law enforcement agencies or commercial consumers of security products; liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change; our business could be harmed if our contract manufacturer is unable or unwilling to meet our volume and quality requirements; we may not be able to retain our management and key employees or to identify, hire and retain additional personnel as needed; the delisting of our common stock by the NYSE Amex has limited our stock's liquidity and has impaired our ability to raise capital; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Glenn Bolduc, President and CEO

(978) 752-1700

gbolduc@implantsciences.com